Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  David S. Brooks (818) 992-2872

UNOVA Names Robert T. Smith President of Industrial Automation Systems

WOODLAND HILLS, Calif. – June 3, 2003 – UNOVA Inc. (NYSE:UNA) has named Robert T. Smith President of UNOVA’s Industrial Automation Systems, reporting to Larry D. Brady, UNOVA Chairman and CEO.

Smith, 56, will have direct responsibility for UNOVA’s Industrial Automation Systems segment, comprised of all Lamb, Cincinnati Machine and Landis divisions worldwide.

Jim Herrman, currently Group Executive for Industrial Automation Systems, will continue in that role and will report directly to Smith.

Smith previously served as Group Vice President of Valspar Corporation, responsible for the $500 million Metal Coatings Group. In that capacity he improved profitability and growth of the business and led the integration of a newly acquired operation, which doubled the size of the enterprise.

Prior to Valspar, Smith worked at FMC Corporation in several general management positions including Director of Machinery Europe, where he was responsible for FMC’s machinery and equipment businesses in Europe;  Division Manager of the Alkali Chemicals Division and President of FMC Wyoming; and Division Manager of FMC’s Packaging Systems Division. He also worked in general management positions at Weyerhaeuser Company and Exxon Chemical Company.

Smith holds a bachelor’s degree in Mechanical Engineering from Cornell University and an MBA degree from Harvard University.

                UNOVA is a leading global supplier of wireless networking technologies and mobile information systems solutions for supply-chain execution and e-commerce fulfillment. Headquartered in Detroit, the Company’s Industrial Automation Systems segment is a leading developer of manufacturing technologies and integrated production systems solutions for the global automotive, aerospace and heavy equipment industries.

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www.unova.com	UNA-229